Exhibit 99.1

News Release

2700 Lone Oak Parkway
Eagan MN 55121-1534
nwa.com
612-726-2331

FOR IMMEDIATE RELEASE

NORTHWEST AIRLINES FILES DISCLOSURE STATEMENT

EAGAN, Minn., (February 15, 2007) – Northwest Airlines Corporation (OTC: NWACQ.PK) announced today that it and certain of its subsidiaries have filed their Disclosure Statement with the United States Bankruptcy Court for the Southern District of New York.  The disclosure statement provides additional information and details regarding the company’s Plan of Reorganization, filed with the court on January 12, 2007, and amended with today’s filing.

The disclosure statement provides an overview of Northwest’s business plan, which is built on the work the airline has done to reposition the company for long-term success.  Initial results of these efforts, which included implementation of a competitive global network carrier cost structure, allowed the company to report in 2006, its first profitable year since 2000.

The disclosure statement also outlines how Northwest employees will share in the company’s financial success through profit sharing, as well as realizing the value of unsecured claims that they hold.

Doug Steenland, Northwest Airlines president and chief executive officer, said, “Today’s submission provides further evidence of the progress we have made toward realizing the three overarching goals put in place when we filed for Chapter 11 protection:  to achieve a competitive cost structure, a more efficient business model and a revitalized balance sheet.  While we have made substantial progress in our restructuring, and we remain on track to emerge from bankruptcy in the second quarter of this year, we still have work ahead of us.”

Steenland added, “Our employees have contributed to this transformation through their personal sacrifices and continued dedication to our customers.  Our employees will continue to play a critical role in Northwest’s future success.”

“A key element of our restructuring plan has always been to find ways for employees to participate in the success of a profitable Northwest. Our plan re-affirms that employees will receive unsecured claims related to new, ratified collective bargaining agreements as well as to participate in a profit sharing plan.”

“Through the claims and profit sharing, our employees would have the equivalent of a 20 percent economic interest in the airline. During the 2006-2010 period of the business plan, Northwest forecasts that the claims and profit sharing would result in employees receiving $1.5 billion in distributions.”

“The business plan calls for pre-tax margins to increase year-over-year to 9.9 percent by 2010. Revenue is forecast to grow to more than $14 billion by 2010. The plan also outlines the introduction of new, 76-seat regional jets and the new-generation Boeing 787 during the next four years,” Steenland added.

Included in the disclosure statement is a valuation analysis of Northwest prepared by Seabury Securities LLC, which estimates a range of equity value of the company with a midpoint of approximately $7 billion, before any new common stock sales.  The aggregate amount of allowed general unsecured claims against Northwest are estimated to be $8.75 billion to $9.5 billion.  Recovery for unsecured creditors—in the form of new common stock in Northwest Airlines Corporation—would be substantial.

In addition, the plan provides for the sale of $750 million in new common stock in Northwest, pursuant to a fully underwritten equity rights offering. A substantial portion of that amount will be raised by offering unsecured creditors the opportunity to purchase additional new common stock in the airline through a rights offering underwritten by J.P. Morgan Securities Inc.

“Our ability to raise $750 million of new equity demonstrates not only our desire to ensure that creditors share in the airline’s future success, but it also underscores the market’s confidence in Northwest’s future,” Steenland added.

Under the plan, allowed administrative, priority and secured claims will receive a full cash recovery.  Creditors with allowed unsecured claims against debtor entities other than Northwest Airlines, Inc., NWA Corp., Northwest Airlines Holdings Corporation, and NWA Inc., will also receive payment in full in cash, without interest.  Distributions to all creditors due to receive a recovery will begin on the date that Northwest’s plan becomes effective.

Because not all unsecured creditor claims will be satisfied in full, the pre-petition equity holders’ interests in Northwest’s common and preferred stock will be cancelled, and those holders will not receive a distribution.

“We are confident that our plan treats our creditors fairly, and we look forward to working with them to obtain their support for our reorganization plan so that they can receive their recovery as quickly as possible and Northwest can move forward on a sound economic footing,” Steenland added.

The company anticipates that a hearing on the adequacy of its disclosure statement will be held in bankruptcy court on March 26.  At that hearing, Bankruptcy Court Judge Allan L. Gropper will determine whether the disclosure statement provides the information necessary for Northwest’s creditors to make an informed decision on the company’s proposed reorganization plan.  Approval of the disclosure statement by the court will allow Northwest to begin solicitation of votes for confirmation of the Plan of Reorganization.

The company remains on track to emerge from bankruptcy protection during the second quarter of 2007.

RESTRUCTURING

Reflecting on the airline’s restructuring progress to date, Steenland said, “Because of our progress in addressing important cost and revenue issues including labor costs and employee pensions, new and re-negotiated agreements with key suppliers and partners, restructuring and modernizing the Northwest fleet, right-sizing our level of flying and substantially reducing our debt load, we have reached the critical milestone of filing our disclosure statement in just 17 months.”

Following are highlights of Northwest’s restructuring efforts:

•                  Northwest Airlines right-sized and re-optimized its fleet and global network by reducing systemwide capacity by approximately 10 percent during the first 12 months in bankruptcy (through Sept. 30, 2006).  The airline also removed 71 mainline and regional aircraft from its fleet.  For the full year 2006, Northwest reduced its system-wide consolidated available seat miles by 7.5 percent over 2005.

•                  The airline was able to achieve a competitive network carrier cost structure during 2006 due to a 10.8 percent year-over-year improvement in cost per available seat mile (CASM), excluding fuel and unusual items, on reduced capacity.  The improved results were due in large part to implementation of $2.4 billion in annual cost reductions including: $1.4 billion in labor cost reductions, $400 million in annual fleet ownership cost savings and a $150 million reduction in annual interest expense related to unsecured debt.  Northwest also realized approximately $100 million of the identified $350 million in non-labor savings during 2006.  The airline expects to achieve the majority of the remaining savings during 2007. In addition, Northwest recorded a 12.3 percent year-over-year improvement in its consolidated passenger unit revenue during 2006.

•                  Northwest made it a priority to protect employees’ hard-earned pensions. Northwest worked closely with its union leadership and the Congress on a landmark legislative solution, the Pension Protection Act, which preserved pension benefits for some 73,000 Northwest pension plan participants.  “Saving employees’ pensions and avoiding pension plan terminations has been one of our greatest accomplishments in bankruptcy,” Steenland said.  The carrier froze its defined benefit pension plans and implemented new defined contribution plans for its employees.

•                  The global carrier also began sharing its improved financial position with its employees in the form of $1.2 billion in unsecured claims in Northwest’s bankruptcy proceedings.  These claims were received by the company’s unions as part of their new, ratified collective bargaining agreements. Through claims and profit sharing, employees would have the equivalent of a 20 percent economic interest in the airline. During the 2006-2010 period of the business plan, Northwest forecasts that the claims and profit sharing will result in employees receiving $1.5 billion in distributions.

•                  Northwest has achieved a key goal of its restructuring efforts by reducing total debt by nearly $4.2 billion.  This was done through the elimination of unsecured debt and the restructuring of aircraft and other secured obligations. Northwest also refinanced its bank term loan into a new Debtor in Possession/Exit financing facility on favorable terms. The elimination and/or refinancing of these obligations allow the carrier to achieve a competitive balance sheet as well as favorable capitalization ratios.

•                  The carrier also reached its re-fleeting objectives by negotiating new agreements as well as affirming existing new aircraft arrangements. Northwest affirmed its deliveries of the fuel-efficient and customer friendly Airbus A330 aircraft and now has the youngest trans-Atlantic fleet in the industry.  The carrier also maintained its position as the North American commercial service launch airline for the new, long-range Boeing 787.  The airline will take initial deliveries of the new-generation aircraft in August 2008 and put the Dreamliner into service during October of that year.  During 2006, Northwest also ordered seventy-two 76-seat regional jets that will begin to enter service with Northwest Airlink partner airlines in the second half of this year.  As part of its aircraft retirement program, Northwest accelerated the retirements of the DC-10, 747-200, and the ARJ85 regional jet.

•                  Perhaps the best example of the airline’s commitment to the renewal of its fleet was the retirement of the DC-10.  The last DC-10 was retired from commercial service last month.  International and domestic routes, formerly operated with the DC-10, are now serviced by Airbus A330 and Boeing 747-400 aircraft, which offer additional customer amenities while providing the airline with improved operating economics.

•                  A prime indicator that the hard work to restructure Northwest for long-term financial success is working was the airline’s announcement last week that it had recorded its first profitable year since 2000.  The 2006 full-year results improved by nearly $1.7 billion over 2005.  Northwest expects to report further financial improvements during 2007 and beyond.

•                  Northwest will raise $750 million through the sale of new Northwest common stock, pursuant to a fully underwritten rights offering. Northwest has reached an agreement with J.P. Morgan Securities Inc. to serve as the backstop underwriter of the equity offering. Northwest was advised on the transaction by Seabury Securities LLC on financial matters and Cadwalader, Wickersham & Taft LLP on legal matters.

This release is not a solicitation of acceptances of Northwest’s Plan of Reorganization or an offer of any securities or any rights to acquire any securities of Northwest.  Any such solicitation or offer may only be made after the Bankruptcy Court approves Northwest’s Disclosure Statement and other solicitation materials.

FORWARD-LOOKING STATEMENTS

Certain of the statements made in this news release are forward-looking and are based upon information available to the Company on the date hereof. The Company, through its management, may also from time to time make oral forward-looking statements. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company is hereby identifying important factors that could cause actual results to differ materially from those contained in any forward-looking statement made by or on behalf of the Company. Any such statement is qualified by reference to the following cautionary statements. The Company believes that the material risks and uncertainties that could affect the outlook of an airline operating under Chapter 11 and in a global economy include, among others, the ability of the Company to continue as a going concern, the ability of the Company to obtain and maintain any necessary financing for operations and other purposes, the ability of the Company to maintain adequate liquidity, the ability of the Company to absorb escalating fuel costs, the Company’s ability to obtain court approval with respect to motions in the Chapter 11 proceedings prosecuted by it from time to time, the ability of the Company to develop, confirm and consummate a plan of reorganization with respect to its Chapter 11 proceedings, risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the Company to propose and confirm a plan of reorganization, to appoint a Chapter 11 trustee or to convert the cases to Chapter 7 cases, the ability of the Company to obtain and maintain normal terms with vendors and service providers, the Company’s ability to maintain contracts that are critical to its operations, the ability of the Company to realize assets and satisfy liabilities without substantial adjustments and/or changes in ownership, the potential adverse impact of the Chapter 11 proceedings on the Company’s liquidity or results of operations, the ability of the Company to operate pursuant to the terms of its financing facilities (particularly the related financial covenants), the ability of the Company to attract, motivate and/or retain key executives and associates, the future level of air travel demand, the Company’s future passenger traffic and yields, the airline industry pricing environment, increased costs for security, the cost and availability of aviation insurance coverage and war risk coverage, the general economic condition of the United States and other regions of the world, the price and availability of jet fuel, the war in Iraq, the possibility of additional terrorist attacks or the fear of such attacks, concerns about SARS, Avian flu or other influenza or contagious illnesses, labor strikes, work disruptions, labor negotiations both at other carriers and the Company, low cost carrier expansion, capacity decisions of other carriers, actions of the U.S. and foreign governments, foreign currency exchange rate fluctuations, inflation and other factors discussed herein. Additional information with respect to these factors and other events that could cause differences between forward-looking statements and future actual results is contained in “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” of Form 10-Q for the quarter ended September 30, 2006 and “Item 1. Business - Risk Factors Related to Northwest and the Airline Industry” in the Company’s Annual Report on Form 10-K for 2005. Developments in any of these areas, as well as other risks and uncertainties detailed from time to time in the Company’s Securities and Exchange Commission filings, could cause the Company’s results to differ from results that have been or may be projected by or on behalf of the Company. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These statements deal with the Company’s expectations about the future and are subject to a number of factors that could cause actual results to differ materially from the Company’s expectations. All subsequent written or oral forward-looking statements attributable to the Company, or persons acting on behalf of the Company, are expressly qualified in their entirety by the factors described above.

Northwest Airlines is one of the world’s largest airlines with hubs at Detroit, Minneapolis/St. Paul, Memphis, Tokyo and Amsterdam, and approximately 1,400 daily departures.  Northwest is a member of SkyTeam, an airline alliance that offers customers one of the world’s most extensive global networks.  Northwest and its travel partners serve more than 900 cities in excess of 160 countries on six continents.

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For more information pertaining to Northwest, media inquiries can be directed to Northwest Media Relations at (612) 726-2331 or to Northwest’s Web site at www.nwa.com.